UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 2, 2016

LendingClub Corporation (Exact name of registrant as specified in its charter)

Commission File Number: 001-36771

Delaware	51-0605731
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

71 Stevenson St., Suite 300, San Francisco, CA 94105
(Address of principal executive offices and zip code)
(415) 632-5600 (Registrant's telephone number, including area code)
N/A (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition
On August 8, 2016, LendingClub Corporation (“Lending Club,” or the “Company”) issued a press release (the “Earnings Press Release”) and will hold a conference call regarding its financial results for the quarter ended June 30, 2016. A copy of the Earnings Press Release is furnished as Exhibit 99.1 to this Form 8-K.

The information set forth in this Item 2.02, including Exhibit 99.1, shall not be deemed "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Lending Club is making reference to non-GAAP financial information in both the Earnings Press Release and the conference call. A reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures is contained in the Earnings Press Release.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
The Company announced today the resignation of Carrie Dolan, the Company’s Chief Financial Officer, the appointment of Bradley Coleman as principal accounting officer and interim Chief Financial Officer, and the appointment of two directors to the Company’s Board of Directors (the “Board”).
Change in Principal Financial Officer
On August 2, 2016, the Board accepted Ms. Dolan’s voluntary resignation as the Company’s Chief Financial Officer and principal accounting officer, effective the same day.
In connection with Ms. Dolan’s resignation, the Board appointed Bradley Coleman as the principal accounting officer and interim Chief Financial Officer, while the Company completes a search for a permanent Chief Financial Officer. Mr. Coleman has served as the Company’s Corporate Controller since December 2013 and will continue in that role while fulfilling his new duties. Prior to joining the Company, he served as Vice President, Finance at the Charles Schwab Corporation where he was responsible for technical accounting policy and financial reporting, and served as the controller of the Charles Schwab Bank. Prior to Charles Schwab, Mr. Coleman worked as a manager in the audit practice for KPMG, LLP. Mr. Coleman is a certified public accountant. As part of his appointment as the Company’s principal accounting officer, the Board approved a grant of $1.5 million in restricted stock units, which will vest quarterly over four years from the grant date.
There are no arrangements or understandings between Mr. Coleman and any other persons pursuant to which he was appointed as the principal accounting officer and interim Chief Financial Officer. There are also no family relationships between Mr. Coleman and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Appointment of Directors
The Company also announced its Board appointed Timothy J. Mayoloulos to the Board as a Class I director, effective August 2, 2016, and will serve until the Company’s 2018 annual meeting of stockholders, or until his successor is duly elected and qualified. Mr. Mayoloulos was also appointed as a member of the Audit Committee.
Mr. Mayopoulos is President and Chief Executive Officer and a member of the board of directors of Fannie Mae, one of the largest providers of mortgage credit in the United States. He joined Fannie Mae in April 2009 as General Counsel and Corporate Secretary, and in September 2010, he assumed the additional role of Chief Administrative Officer. Named Chief Executive Officer in June 2012, Mr. Mayopoulos has led Fannie Mae's support of the U.S. housing market and its efforts to create a better housing finance system for the future. Before joining Fannie Mae, he was General Counsel of Bank of America, held senior management positions at Donaldson, Lufkin & Jenrette, Credit Suisse First Boston and Deutsche Bank, and practiced law at Davis Polk & Wardwell.

Mr. Mayopoulos has also served as a member of the board of directors of Science Applications International Corporation (SAIC) since January 2015, and is a graduate of Cornell University and the New York University School of Law.
In connection with his appointment to the Board, Mr. Mayopoulos will receive a pro-rata portion of the annual cash retainer, and a grant of restricted stock units in accordance with the Company’s non-employee director compensation policy as described in the Company’s 2016 proxy statement, filed with the Securities and Exchange Commission on April 26, 2016.
There are no arrangements or understandings between Mr. Mayopoulos and any other persons pursuant to which he was appointed to the board. There are also no family relationships between Mr. Mayopoulos and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
The Company also announced that the Board appointed Mr. Sanborn, the Company’s President and Chief Executive Officer, as a Class III director, effective August 2, 2016, to serve until the Company’s 2017 annual meeting of stockholders, or until his successor is duly elected and qualified. In connection with Mr. Sanborn’s appointment, the Board increased its size to nine members.
There are no arrangements or understandings between Mr. Sanborn and any other persons pursuant to which he was appointed to the board. There are also no family relationships between Mr. Sanborn and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
A copy of the press release announcing these management changes is furnished as Exhibit 99.2 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits

Exhibit Number	Exhibit Title or Description
99.1	Press Release dated August 8, 2016
99.2	Press Release dated August 8, 2016

SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LendingClub Corporation
Date: August 8, 2016	By:	/s/ Scott Sanborn
Scott Sanborn
President and Chief Executive Officer
(duly authorized officer)